Exhibit (a)(5)(B)

AVERY DENNISON CORPORATION

Offer to Exchange up to 8,360,000 HiMEDS Units in the Form of Corporate HiMEDS Units,
stated amount $50.00 per unit,
for shares of Common Stock of Avery Dennison Corporation and cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON MARCH 4, 2009, UNLESS THE OFFER IS EXTENDED BY US. TENDERS MAY NOT BE WITHDRAWN AFTER THE CORPORATE HIMEDS UNITS HAVE BEEN ACCEPTED FOR EXCHANGE.

February 3, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We are offering to exchange up to 8,360,000 of our HiMEDS Units, stated amount $50.00 per unit, in the form of Corporate HiMEDS Units (the “Corporate HiMEDS Units”), comprised of (i) a purchase contract obligating the holder to purchase from Avery Dennison shares of Avery Dennison’s common stock, par value $1.00 per share, and (ii) a 1/20 or 5.0% undivided beneficial interest in a $1,000 aggregate principal amount 5.350% senior note due November 15, 2020, for 0.9756 shares of our common stock and $6.50 in cash (which includes the accrued and unpaid contract adjustment payments with respect to the purchase contracts and the accrued and unpaid interest with respect to the senior notes) per Corporate HiMEDS Unit.

The exchange offer is made on the terms and is subject to the conditions set forth in our offer to exchange dated February 3, 2009 and the related letter of transmittal.

We are asking you to contact your clients for whom you hold Corporate HiMEDS Units. For your use and for forwarding to those clients, we are enclosing copies of the offer to exchange, as well as the related letter of transmittal. We are also enclosing a printed form a of letter that you may send to your clients, with space provided for obtaining their instructions with regard to the exchange offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

D.F. King & Co., Inc. has been appointed information agent and exchange agent for the exchange offer. Any inquiries you may have with respect to the exchange offer should be addressed to the information agent at the address and telephone number set forth on the back cover of the offer to exchange. Additional copies of the enclosed materials may be obtained from the information agent.

Very truly yours,

Avery Dennison Corporation

Nothing contained herein or in the enclosed documents shall constitute you our agent or the agent of the information agent or the exchange agent, or authorize you or any other person to use any document or make any statement on our or their behalf in connection with the exchange offer other than statements made in our offer to exchange or the related letter of transmittal.